Employment Agreement

This Agreement is made between Omphalos Corp., (the "Company"), a corporation organized and existing under the laws of Taiwan with its principal place of business at 15F-2, No.83, Sec.1, Nan Kan Road, Lu Chu, Taoyuan, Taiwan, R.O.C., and Yang, Sheng-Peir (the "Employee").

WHEREAS the Company and the Employee desire and agree to enter into an employment relationship by means of this Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, both parties agree as follows:

I. The Employment Clause

The Company hereby agrees to and does hereby employ the Employee and the Employee hereby agrees to and does hereby accept the employment with the Company in the position and with the duties and responsibilities set forth below, and upon the other terms and conditions in this Agreement.

II. Probation Period

1. It is understood by and between the parties that in order for Employee to be able to perform the work required under this Agreement, it is necessary for Employee to complete a probation period which will continue for a period of three months.

2. In the event that after the completion of the period of probation, Employee does not, in the opinion of the Company, show sufficient aptitude to enable him/her to perform the work required under this Agreement in a satisfactory manner, the Company shall have the option of terminating this Agreement or requiring that Employee complete an additional period of probation.

3. Upon the successful completion of probation and upon the

determination of the Company that Employee is competent to perform the work required hereunder in a satisfactory manner, this Agreement shall take effect for the period specified and Employee shall be compensated for services rendered at the rate herein provided.

III. Term of the Employment

1. The term of the employment shall commence on the date of this Agreement or the Employee's actual boarding date, whichever is earlier, and, subject to the termination in accordance with the termination clause in Article VIII hereof, shall continue until:

   [X] *Fixed Term Employment:* 2 years from the commencement date of this employment.
   [ ] *Continuous Employment:* the date that this Agreement is terminated.

2. It is contemplated that during the period of employment, the Employee shall serve as CEO and perform such additional duties related to the business and operation of the Company as may from time to time be delegated to the Employee by the Company with reasonable care and diligence. The Employee agrees to travel to the extent necessary to perform his/her duties and renders services in the territories as appointed by the Company from time to time.

3. During the term of employment with the Company, the Employee shall comply with this Agreement, working rules, employees' handbook and various plans, practices and rules (collectively "Working Rules) made and announced by the Company from time to time.

IV. Compensation and Benefits

1. The Company shall pay and the Employee shall accept as full consideration for the services and obligations that shall be rendered and performed hereunder the compensations as set forth under Attachment I hereto.

2. Further, in consideration of the Employee's employment with the Company, the Company hereby grants the Employee a right to subscribe to stocks of the Company pursuant to the terms and conditions of the Subscription Agreement set forth under Attachment 3 hereto.

3. The Employee shall also receive such other benefits as may be made available from time to time by the Company.

4. Notwithstanding the above, the Employee understands and acknowledges that the stock option, incentive and/or bonus, and other benefit plans shall be in the sole discretion of the Company, and the Company reserves the rights to alter, amend or eliminate any plans thereof in accordance with the respective terms provided under the relevant plans or announcements.

V. <u>Non Competition</u>

1. ☐ *Not Applicable*: The Non-Competition clause provided hereunder shall not be applicable to the Employee.
   ☒ *Applicable:* The Employee shall comply with the Non-Competition provisions provided in this Article.

2. Subject to the provisions of Article III, the Employee, during the term of employment with the Company and for two year after termination or expiration of this Agreement, shall not directly or indirectly accept employment with, render any services to, engage in, or be as the director, officer of, any other business or legal entity which is in competition with the products and/or services of the Company within Asia Pacific countries.

3. Unless waived in writing by the Company, the Employee further agrees that he or she will not, directly or indirectly, during the term of the employment with the Company and two year after termination or expiration of this Agreement, for any reason whatsoever, solicit the trade or patronage of any of the customers or, to the Employee's knowledge, the prospective customers of the Company or of anyone who has traded or deal with the Company, regardless of the location

of such customers or prospective customers of the Company.

4. Unless obtaining the prior consent from the Company, the Employee, during the term of this Agreement, shall not engage in any concurrent or side works.

VI. Confidentiality

1. The Employee acknowledges that all Confidential Information (as defined below) is and shall at all times remain the properties of the Company or the supplier of the Company. The Employee agrees that, except as required in his/her duties to the Company or by laws, he/she shall not directly or indirectly, or otherwise, use, disseminate, disclose, lecture upon, or publish articles concerning Confidential Information without having the prior written consent of the Company. The Employee will safeguard and maintain all documents and things that contain or embody Confidential Information with reasonable care.

   Confidential Information means information disclosed to the Employee or know by the Employee as a consequence of, or through, the employment with the Company, including information conceived, originated, discovered or developed in whole or in part by the Employee, not generally known in the relevant trade or industry, concerning the Company's current and future business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program design, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, and the documentation thereof.

2. If the Employee is compelled to disclose any of the Confidential Information by laws, the Employee shall provide the Company with prompt prior written notice of such compulsion so that the Company may seek appropriate legal remedy or, if appropriate, waive compliance with the terms of this Agreement. Should the Company fail to obtain the legal remedy or Company waive compliance with the terms of this Agreement, the Employee shall only disclose the Confidential Information to the extent that so required by the laws in

accordance with the written advice of the legal counsel of the Company and, furthermore, shall exercise his/her best efforts to seek appropriate protection or assurance so that the Confidential Information will be protected.

3. The Employee, upon the request of the Company or the termination or expiration of this Agreement, shall return to or leave with the Company all the documents, records, notebooks and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and all copies of works, or other tangible Company property, whether prepared by the Employee or not, then in the possession or under the control of the Employee.

4. Without limiting the foregoing, the Employee will prepare, execute and deliver to the Company the "Employee Proprietary Information and Invention Agreement" attached hereto as Attachment 2.

VII <u>Termination</u>

1. Unless the laws provides otherwise, either party ("Non Defaulting Party") may terminate this Agreement with a prior notice to the other ("Defaulting Party"), if the Defaulting Party breaches the Agreement and fails to fix such breach within thirty days following receiving the notice of breach from the Non Defaulting Party.

2. Unless the laws provides otherwise, the Company may, at its election, terminate this Agreement with a immediate notice to the Employee in the any event of the following:

   (1) gross negligence or willful malfeasance by the Employee in the performance of duties under this Agreement;
   (2) failure of the Employee to obtain or retain any permits, licenses or approvals which may be required by the competent authority in order to permit the Employee to continue employment as contemplated by this Agreement;
   (3) breach by the Employee of any of the terms of this Agreement or Working Rules and failure to correct such breach within the period as designated by the Company;

(4) physical or mental disability of the Employee which prevent the Employee from performing duties under this Agreement for a period of 90 days or the other days as a minimum protection required by the relevant laws.

(5) any other events as provided by the relevant laws.

3. The Employee, upon the termination or expiration of the Agreement for any reasons whatsoever shall undertake and complete all hand over activities with his/her successor or replacement. In the event that Employee should refuse to work or to continue to work for Company, Company will incur certain damages and costs which are not accurately determinable, and therefore Employee shall pay to Company as liquidated damages a sum equal to 24 times the Employee's average monthly salary plus US $1,000,000. Company and Employee both agree that the amount established hereunder as liquidated damages is reasonable under the circumstances existing at the time of the execution of this Agreement.

VIII <u>Representation</u>

The performance and execution of this Agreement by the Employee will not breach or constitute a default, give rise to any right of cancellation or result in or require amendment of, or the creation of any lien or security interest under, any agreement or instrument to which the Employee is a party.

IX <u>General Terms</u>

1. The Employee recognized that the breach of the provisions of Non Competition and Confidential Information under this Agreement will give rise to an irreparable injury to the Company, which may not be adequately compensated by damages. Accordingly, in the event of a breach or threatened breach by Employees of those sections, the Company shall be entitled to an injunction restraining the Employee from any such breach or threatened breach. The undertaking of this Article and Articles V, VI, VII and VIII shall survive the termination or expiration of the Agreement.

2. Should the Employee breach the provisions of Articles V and VI, the Employee shall pay the Company five hundred thousand US Dollars (US$500,000) as the punitive damages, and such punitive damages

shall not release the Employee's liabilities to compensate all the losses and damages incurred to the Company as a result of the said breach of contract.

3. No modification of any provision of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by or on behalf of each of the parties hereto.

4. A waiver of any breach by any other party hereto of any of the terms provisions and conditions of this Agreement or the acquiescence of such party shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto.

5. If at any time any one or more of the provisions hereof or any part thereof is or becomes invalid illegal or unenforceable in any respect under any law, the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

6. Neither party shall assign in whole or in part the Agreement to any third party without the prior consent of the other party.

7. This Agreement shall be governed and construed by the laws of the Republic of China. If there is any disputes arising from or related to this Agreement, both parties agrees to solve such disputes by resort to the arbitration in Taipei, Taiwan in accordance with the Arbitration Act of Republic of China.

8. The official language of this Agreement including any attachments or amendments, is English. All contract interpretations, notices and dispute resolutions shall be in English. Translations of any of these documents shall not be construed as official or original versions of the documents.

9. All previous agreements and arrangements (if any) made between the parties relating to the subject matter hereof are hereby cancelled but without prejudice to any of the rights which have already accrued thereunder to either party.

10. This Agreement embodies the entire understanding of the parties

hereto and there are no promises terms conditions or obligations oral or written express or implied other than those contained herein.

IN WITNESS WHEREOF these presents have been entered by both parties at the date of November 30, 2007

Omphalos Corp.

By:____________________

Name: Chi Pi Yun

Title: Chief Financial Officer

Employee

Name: Yang, Sheng-Peir

Identification Number:

____

Attachment 1

Compensation Plan

EFFECTIVE DATE OF THE SALARY	MONTHLY BASE SALARY IN US$	MONTHLY BASE SALARY IN NT$
12/31/2007		NTD 185,000

楊聖培

Attachment 2

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment Omphalos Corp., (the "Company"), a corporation organized and existing under the laws of Taiwan with its principal place of business at 15F-2, No.83, Sec.1, Nan Kan Road, Lu Chu, Taoyuan, Taiwan, R.O.C., (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. *Nondisclosure*

1.1 *Recognition of Company's Rights; Nondisclosure.* At all times during my employment and thereafter, I will hold in strictest confidence and will not directly or indirectly, or otherwise, disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless an officer of the Company, expressly authorizes such in writing. I will safeguard and maintain all documents and things that contain or embody the Company's Proprietary Information with reasonable care. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 *Proprietary Information.* The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company; including information conceived, originated, discovered or developed in whole or in party by myself. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments,

designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 *Third Party Information.* I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (*"Third Party Information"*) subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 *No Improper Use of Information of Prior Employers and Others.* During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. *Assignment of Inventions.*

2.1 *Proprietary Rights*. The term "*Proprietary Rights*" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 *Prior Inventions*. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on *Exhibit A* (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "*Prior Inventions*"). If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in *Exhibit A* but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on *Exhibit A* for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3 *Assignment of Inventions*. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not

patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, whether or not during the hours of employment or use of the Company's facilities, resources, materials or personnel, during the period of my employment with the Company immediately after the existence of the Invention.. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "*Company Inventions.*"

2.4 *Obligation to Keep Company Informed.* During the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.

2.5 *Enforcement of Proprietary Rights.* I will assist the Company in every proper way to obtain, and from time to time enforce, Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any

and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. *Records and Reports.* I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business. I shall also inform the Company promptly and fully of any and all Inventions by a written report setting forth in detail the procedures employed and the results achieved. I shall submit a report to the Company upon completion of any and alls studies or research projects undertaken on the Company's behalf.

4. *Additional Activities.* I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. *No Conflicting Obligation.* I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. *Return of Company Documents.* When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all drawings, notes,

memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I also waive any and all claims for damages on account of such inspection. I understand that my refusal to submit to any such inspection shall result in my immediate dismissal and termination of my employment contract. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. *Legal and Equitable Remedies.* Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. *Notices.* Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. *Notification of New Employer.* In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. *General Provisions.*

10.1 *Governing Law;* This Agreement will be governed by and construed according to the laws of the Republic of China. If there is any disputes arising from or related to this Agreement, both parties agrees to solve such disputes by resort to the arbitration in Taipei, Taiwan in accordance with the Arbitration Act of Republic of China.

10.2 *Severability.* In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be Construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 *Successors and Assigns.* This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 *Survival.* The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 *Employment.* I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6 *Waiver.* No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 *Entire Agreement.* The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment

of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

10.8 Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and fully and faithfully comply with such provisions. This agreement shall not be construed against any party by reason or drafting or preparation hereof.

This Agreement shall be effective as of the first day of my employment with the Company, namely: November 3, 2007.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated: November 30, 2007.

Signature

Yang, Sheng-Peir

Accepted and Agreed To:

By: ____________________
Chi Pi Yun

Title: Chief Financial Officer
Address: 15F-2, No.83, Sec.1, Nan Kan Road, Lu Chu, Taoyuan, Taiwan, R.O.C.,

Exhibit A

PREVIOUS INVENTIONS

TO:

FROM: ____________________

DATE: ____________________

SUBJECT: **Previous Inventions**

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by _____ that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

____

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.	____________________		__________

2. ______________________ __________
3. ______________________ __________

☐ Additional sheets attached.